Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Delta Air Lines, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation approved an amendment to Article Six, Section 1(a) of its Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable, calling a meeting of the stockholders of the Corporation for consideration thereof and recommending adoption of the amendment.

SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That Article Six, Section 1(a) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

Section 1. Number and Term of Office.

(a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five (5) nor more than eighteen (18) directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors of the Corporation, as set by the Board of Directors pursuant to Section 1(a), which the Corporation would have if there were no vacancies.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 27th day of June, 2014.

By:  /s/ Jan M. Davidson

Name: Jan M. Davidson

Title: Assistant Secretary